Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-24217, 333-50189, 333-59615, 333-59210, 333-71596, 333-118113, 333-130406 and 333-196274) and on Form S-3 (Nos. 33-63119, 333-45377, 33-38869, 333-46055, 333-62156, 333-69294, 333-82212, 333-121502, 333-121504, 333-125077, 333-135816, 333-135962, 333-137093, 333-178284, 333-178413, 333-184878,333-201264 and 333-208815) of Vector Group Ltd. of our report dated March 3, 2014, relating to the financial statements of Douglas Elliman Realty LLC, for the period ending December 13, 2013, which are incorporated by reference in this Form 10-K of Vector Group Ltd.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Melville, New York
March 8, 2016